Form of Lock-Up Agreement

Leerink Partners LLC
Citigroup Global Markets Inc.
Guggenheim Securities, LLC

As Representatives of the several Underwriters

c/o	Leerink Partners LLC 53 State Street, 40th Floor Boston, Massachusetts 02109

c/o	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013

c/o	Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017

Re: Larimar Therapeutics, Inc. – Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) relates to the proposed offering (the “Offering”) by Larimar Therapeutics, Inc., a Delaware corporation (the “Company”), of its common stock, $0.001 par value (the “Stock”) and/or other equity securities of the Company, pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Leerink Partners LLC, Citigroup Global Markets Inc. and Guggenheim Securities, LLC, as representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”).

In order to induce you and the other Underwriters to underwrite the Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives, during the period from the date hereof until 90 days from the date of the final prospectus supplement for the Offering (the “Lock-Up Period”), the undersigned will not (a) directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of, any Relevant Security (as defined below), (b)  establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder), (c) otherwise enter into any swap, hedge, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration, or (d) publicly announce any intention to do any of the foregoing. As used herein “Relevant Security” means the Stock, any other equity security of the Company or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, any Stock or other such equity security.

The foregoing restrictions in this Agreement shall not apply to:

(a)	the transfer of Relevant Securities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession, (iii) to a Family Member (as defined below), (iv) to a trust for the direct or indirect benefit of the undersigned and/or one or more Family Members, (v) by operation of law, including pursuant to a domestic order, divorce settlement, divorce decree, separation agreement or pursuant to an order of a court of competent jurisdiction enforcing such agreement, (vi) to a charitable trust or (vii) if the undersigned is a trust, to the beneficiary of such trust;

(b)	the transfer of Relevant Securities to the Company (i) as forfeitures to satisfy tax withholding obligations of the undersigned existing as of the date of the final prospectus supplement in connection with the vesting or exercise of equity awards, (ii) pursuant to a net exercise or cashless exercise (to satisfy exercise price or related withholding obligations) by the undersigned of outstanding equity awards existing as of the date of the final prospectus supplement, provided that any shares of Stock acquired upon the net exercise or cashless exercise of equity awards described in this clause (b) shall be subject to the restrictions set forth in this Agreement, or (iii) by an executive officer upon death, disability or termination of employment, in each case, of such executive officer;

(c)	distributions of Relevant Securities to limited partners, members or stockholders of the undersigned;

(d)	transactions relating to Relevant Securities acquired in the Offering or in open market transactions after the closing of the Offering;

(e)	the transfer of Relevant Securities pursuant to a bona fide third-party tender offer for all outstanding shares of the Company, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a change of control of the Company (including, without limitation, the entering into of any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Relevant Securities in connection with such transaction, or vote any Relevant Securities in favor of any transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such securities held by the undersigned shall remain subject to the provisions of this Agreement;

(f)	the transfer of Relevant Securities to a corporation, limited liability company or partnership wholly owned by the undersigned and/or one or more Family Members or to the undersigned’s direct or indirect affiliates or to any investment fund or any manager thereof or other entity controlled or managed by, controlling or managing, or under common control with, the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund or any other funds managed by such partnership; and

(g)	pledges of Relevant Securities as collateral pursuant to a bona fide margin loan (including any subsequent transfer upon foreclosure under any such pledge.

It shall be a further condition to any transfer or distribution pursuant to the preceding clauses (a), (b), (c), (d) or (f) that no public disclosure or filing by any party (donor, donee, transferor or transferee) under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the Lock-up Period); provided, however, that in the case of any transfer or distribution pursuant to clauses (a), (b), (c), (d) or (f), to the extent the undersigned is required to file a report under Section 13 or Section 16 of the Exchange Act, the undersigned shall be permitted to proceed with such transaction irrespective of such filing requirement and file such report, provided the report clearly indicates in the footnotes or otherwise in the text disclosure thereto the nature of the transfer and no other public announcement shall be required or shall be made voluntarily in connection with such transfer.

It shall be a condition to any transfer or distribution pursuant to the preceding clause (a) that (x) any such transfer shall not involve a disposition for value and (y) each resulting transferee or donee of Relevant Securities executes and delivers to you an agreement satisfactory to you in which such transferee agrees to be bound by the terms of this Agreement for the remainder of the Lock-Up Period.

It shall be a condition to any transfer or distribution pursuant to each of the preceding clauses (c), (f) or (g) (solely in the case of subsequent transfer upon foreclosure under any such pledge) that each resulting transferee or done of Relevant Securities executes and delivers to you an agreement satisfactory to you in which such transferee agrees to be bound by the terms of this Agreement for the remainder of the Lock-Up Period.

For purposes of this Agreement, the term “Family Member” shall mean any relationship by blood, domestic partnership, marriage or adoption not more remote than first cousin.

In addition, the restrictions described in this Agreement shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that no transfers occur under such plan during the Lock-up Period and no public announcement or filing shall be required or voluntarily made by any person in connection therewith other than general disclosure in Company periodic reports to the effect that the Company directors and officers may enter into such trading plans from time to time.

The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder. The undersigned hereby further agrees that, without the prior written consent of the Representatives, during the Lock-Up Period the undersigned will not (x) file or participate in the filing with the U.S. Securities and Exchange Commission (the “SEC”) of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus supplement or other disclosure document with respect to any proposed offering or sale of a Relevant Security, (y) exercise any rights the undersigned may have to require registration with the SEC of any proposed offering or sale of a Relevant Security, or (z) publicly announce any intention to do any of the foregoing.

It is understood that, if (i) the Company notifies the Underwriters that it does not intend to proceed with the Offering, (ii) the Underwriting Agreement does not become effective, (iii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Stock, or (iv) the closing of the Offering pursuant to the Underwriting Agreement has not occurred by February 29, 2024, the undersigned will be immediately and automatically released from its obligations under this Agreement.

It is further understood that if any party to a lock-up agreement with respect to the Company is formally or informally released or waived from any or all of its obligations thereunder (the “Released Party”), the undersigned will be similarly and contemporaneously released or waived from its obligations hereunder (which for the avoidance of doubt will include a release or waiver of the same percentage of the shares of the Relevant Securities as was granted to the Released Party) and the Underwriters agree to provide notice thereof to the undersigned at least three (3) business days prior thereto. Notwithstanding the foregoing, the provisions of this paragraph shall not apply if (1) the aggregate number of shares of Stock subject to releases or waivers granted by the Representatives during the Lock-Up Period represents less than or equal to 10% of the total number subject to such lock-up agreements (determined as of the date of the closing of the Offering and giving effect to the Offering), or (2) the release or waiver is granted to a natural person due to circumstances of an emergency or hardship as determined by the Representatives in their sole judgment.

The undersigned understands that the Company and the Underwriters will proceed with the Offering in reliance on this Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors, heirs, personal representatives and assigns of the undersigned from the date first above written.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This letter agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Very truly yours,

Name of Security Holder (Print exact name)

By:
Signature

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature Page to Lock-Up Agreement]